Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements (File No. 333-37865, No. 333-82933, No. 33-91194, No. 333-77417, No. 333-43391, No. 33-59256, No. 333-73106, and No. 333-73092) on Form S-8 of infoUSA, Inc. of our reports dated March 12, 2007, with respect to the consolidated balance sheets of infoUSA, Inc. as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity and comprehensive income, cash flows, and related financial statement schedule for each of the years in the three-year period ended December 31, 2006, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 annual report on Form 10-K of infoUSA, Inc.
Our report dated March 12, 2007 notes that infoUSA Inc. changed its methods of quantifying errors and recording stock-based compensation in 2006.
/s/ KPMG LLP
Omaha, Nebraska
March 15, 2007